Exhibit 99.1

Trevena, Inc. Announces Closing of Public Offering of Common Stock, Including Full Exercise of Underwriters’ Option to Purchase Additional Shares

KING OF PRUSSIA, PA, September 16, 2015 — Trevena, Inc. (NASDAQ: TRVN), a clinical stage pharmaceutical company, today announced the closing of its previously announced underwritten public offering of 7,475,000 shares of its common stock, including 975,000 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at a price to the public of $9.75 per share. The gross proceeds from the offering were $72.9 million, before deducting customary underwriting discounts and commissions and offering expenses.

Jefferies LLC, Cowen and Company, LLC and Barclays Capital Inc. acted as joint book-running managers for the offering. JMP Securities LLC and Needham & Company, LLC acted as co-managers for the offering.

The securities described above were offered pursuant to a shelf registration statement (File No. 333-203230) that was filed with the United States Securities and Exchange Commission (“SEC”) on April 3, 2015 and that was declared effective by the SEC on April 14, 2015. The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering can be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  The final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may also be obtained by request at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 821-7388, e-mail: Prospectus_Department@Jefferies.com; at Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, telephone: (631) 274-2806; and at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847, email: Barclaysprospectus@broadridge.com.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of investor relations	President and chief executive officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com